Exhibit 10.1

CEO Bonus Plan

Bonus Calculation

The Chief Executive Officer (“CEO”) of Websense, Inc. (the “Company”) will be eligible for a target bonus of 100% of his annual salary.  This bonus is based upon the Company meeting its Billings and/or Operating Income objectives determined by the Company’s Board of Directors or its Compensation Committee near the beginning of each fiscal year.

Subject to discretionary adjustment, one-half of the bonus (50%) is earned if the Company meets its annual Billings objective and one-half is earned if  the Company achieves its annual Operating Income objective.  Achievement of at least 90% of a goal is required for any payment of the portion of the CEO’s bonus that is based on achievement by the Company of that goal.  Should the Company achieve 90% of its Billings or Operating Income goals, bonuses for that plan goal will be paid at half of the target payment for that goal.  Should the Company achieve 110% of its Billings or Operating Income goals, bonuses for that plan goal shall be paid at 1.5 times what the CEO would have been paid on target for that goal.  Bonuses amounts are prorated for goal achievement between 90% - 110%.

The Compensation Committee or Board of Directors has the discretion to adjust the bonus based upon whether the CEO meets individual objectives set for him by the Board of Directors. The bonus may be adjusted to be a percentage of the bonus, ranging from 0% - 130% based upon achievement of such performance objectives.

Eligibility

The CEO must be a current employee on the last day of the fiscal year to be eligible to receive a bonus.  Bonus amounts are based upon actual base salary paid during the period, exclusive of other payments or bonuses.

The Company reserves the right to change these terms from time to time as it feels necessary to accomplish its goals, including as a result of market conditions, personnel, new or different product offerings and/or corporate restructuring.